[Letterhead]
August 7, 2025

Edric Funk

Subject: President & COO Offer

Dear Edric,

Congratulations! I am pleased to formally extend this offer to you for the position of President & COO, reporting to me, and subject to the terms and conditions summarized below.

Effective Date
The effective date of this new position is September 1, 2025.

Annual Base Salary
Your annual gross base salary will be $700,000, subject to applicable withholdings.

Annual Cash Incentive
Upon the effective date of this role, your annual cash incentive (Annual Performance Award) target will be 90% of fiscal year base salary earnings. In this role, your payout will be tied 100% to corporate performance measures, weightings and goals.

Annual Equity Awards
Annual equity grants are currently in the form of performance share awards and stock options and are granted under and subject to the terms and conditions of The Toro Company 2022 Equity and Incentive Plan. For F26 (to be granted in December 2025), the target equity value to be provided will be $2,000,000.

One-Time Restricted Stock Unit (RSU) Grant
You will receive a one-time grant of RSUs with a value of approximately $1,500,000 to be granted under and subject to the terms and conditions of The Toro Company 2022 Equity and Incentive Plan. The restricted stock units will be granted on or shortly following the effective date of your new role and will be calculated based on the closing stock price on the grant date. These restricted stock units have three-year ratable vesting, meaning they vest in three equal installments on the first, second and third anniversary of the grant date.

Perquisites and Other Benefits
As an executive officer of TTC, you remain eligible for certain perquisites and benefits; such benefits and perquisites may change from time to time.

Future Changes to Your Compensation
As with our other executive officers, the terms of your compensation as outlined herein may change from time to time as determined by the Compensation & Human Resources Committee of the Board of Directors of TTC.

Edric, I am delighted to offer you this position and look forward to continuing to work with you.

Sincerely,

/s/ Richard M. Olson
Richard M. Olson
Chairman & CEO

cc: Lori Riley, Vice President, Human Resources

[Letterhead]

ACCEPTANCE

By signing below, I accept The Toro Company’s offer for the President & COO role.

/s/ Edric Funk
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Edric Funk

8/7/2025
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Date